Exhibit 10.1

FIRST Amendment to

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), effective as of November 17, 2020, is entered into by and between Michael George (“Executive”) and QVC, Inc., a Delaware corporation (“QVC”).

INTRODUCTION

Executive and QVC entered into an Employment Agreement dated as of December 16, 2015 (the “Original Agreement”). Executive and QVC desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                  References.

(a)               References to (i) “Liberty Interactive Corporation”, (ii) “Liberty Interactive” or “LIC,” and (iii) the “LIC Board” throughout the Original Agreement are hereby amended to refer instead to (i) “Qurate Retail, Inc.,” (ii) “QRI” and (iii) the “QRI Board”, respectively, and shall have the meanings assigned to such terms in Section 2 below.

(b)               The reference to the “CEO of Liberty Interactive” in Section 1.B of the Original Agreement is hereby amended to refer instead to the “Chairman of QRI.”

2.                  Title, Duties and Reporting. Section 1.A of the Original Agreement is hereby amended and restated to read as follows:

“Executive will be employed as President and Chief Executive Officer of QVC and, effective March 9, 2018, as President and Chief Executive Officer of Qurate Retail, Inc. (“QRI”). Executive will perform the duties and services of those positions, as well as perform any other duties and services consistent with those positions as QRI may reasonably request. Additionally, Executive will cooperate in the effort to effect an orderly, smooth, and efficient transition of Executive’s duties and responsibilities to a successor, including by assisting the Board of Directors of QRI (the “QRI Board”) in finding such a successor and cooperating with any reasonable requests made by the QRI Board relating to such process. Executive shall at all times be subject to (i) during such time as QRI is the ultimate parent entity of QVC, the supervision and control of the Chairman of QRI or such individual as the QRI Board may designate, or (ii) during such time as QRI is not the ultimate parent entity of QVC, the supervision and control of the governing body of the ultimate parent entity of QVC or such executive officer of the new ultimate parent entity as such governing body may designate, or (iii) if QVC is itself a publicly-traded company or has no ultimate parent entity, the supervision and control of the board of directors of QVC.”

3.                 Term. Section 2 of the Original Agreement is hereby amended and restated to read as follows:

“The term of this Agreement shall commence on the Effective Date and end on December 31, 2021, unless this Agreement is sooner terminated in accordance with Section 8 (“Term”).”

4.                  Base Compensation. Section 3.A of the Original Agreement is hereby amended and restated to read as follows:

“For all services Executive renders to QVC and its affiliated companies, QVC will pay Executive an annual salary at the rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), which such rate shall be increased to One Million Five Hundred Thousand Dollars ($1,500,000) effective January 1, 2021 (as may be further increased from time to time, “Base Compensation”), which Base Compensation shall be paid in accordance with QVC’s customary payroll practices.”

5.                  Bonus Compensation. Section 3.B of the Original Agreement is hereby amended and restated to read as follows:

“Executive will be eligible to receive an annual cash bonus during the Term (the “Bonus”). Executive’s target Bonus each year during the Term will equal 100% of Executive’s base salary for the year, subject to satisfaction of the criteria established for such Bonus as described below and the maximum Bonus Executive will be eligible to receive for the 2021 calendar year will equal 240% of Executive’s base salary for the 2021 calendar year. The Bonus (i) will be determined by the Compensation Committee of the QRI Board (the “Compensation Committee’) in its sole discretion, (ii) will be based on such criteria as are approved in advance by the Compensation Committee and (iii) for any Bonus in respect of a year prior to the 2021 calendar year, will be designed in a manner such that the Bonus will be treated as “qualified performance-based compensation” within the meaning of Section 162(m). For the avoidance of doubt, Executive’s bonus for calendar year 2015 will be determined in accordance with the terms of Executive’s employment agreement that was in effect as of January 1, 2015 and Executive’s bonus for calendar year 2020 will be determined in accordance with the terms of the Original Agreement without giving effect to this Amendment.”

6.                  Multiyear Option Grant. The last sentence of Section 3.D(i) of the Original Agreement is hereby amended and restated to read as follows:

“Other than the Performance RSUs and the Restricted Stock Units described below, it is anticipated that Executive will not receive any additional grants of options, warrants, restricted stock or other equity or equity derivatives in QVC or QRI or any of their respective affiliates (“Equity Awards”) during the Term.”

7.                  2021 Annual Performance Award. A new sentence is hereby inserted between the existing first and second sentences in Section 3.E of the Original Agreement to read as follows:

“For calendar year 2021, subject to Compensation Committee approval, Executive will be eligible to receive from QRI an award of Performance RSUs with a target value equal to $5,500,000 and a maximum value equal to $8,250,000.”

8.                  Annual Performance Awards. The penultimate sentence of Section 3.E of the Original Agreement is hereby amended and restated to read as follows:

“The vesting of each grant of Performance RSUs will be subject to the satisfaction of such performance criteria as are determined in advance each year by the Compensation Committee and, with respect to Performance RSUs granted prior to the 2021 calendar year, will be designed in a manner such that the Performance RSUs will be treated as “qualified performance-based compensation” within the meaning of Section 162(m).”

9.                   Restricted Stock Units. A new Section 3.F is hereby added to the Original Agreement to read as follows:

“Restricted Stock Unit Awards. For calendar year 2021, subject to Compensation Committee approval, Executive will be eligible to receive from QRI an award of Restricted Stock Units with respect to QRI Series A Common Stock (the “Restricted Stock Units”) with a value equal to $5,500,000. Such grant will be made pursuant to a Restricted Stock Unit award agreement in the form approved by QRI from time to time, will vest, subject to Executive’s continuous employment through such date, on December 10, 2021, and will include the applicable terms set forth in Section 9 as well as QRI’s other standard terms and provisions, including forfeiture provisions related to restatement of financial statements.

Notwithstanding anything to the contrary in this Agreement, in no event will any Restricted Stock Units be granted to Executive after the date of Executive’s termination of employment.”

10.                Good Reason. Section 8.B. of the Original Agreement is hereby amended by inserting the following at the end of Section 8.B.(ix): “or the Restricted Stock Units specified in Section 3.F.”

11.                 Termination for Death or Disability, Termination for Cause, Voluntary Termination, Protected Termination Following a Change of Control of QVC. Each of Section 9.A.(iii), Section 9.B.(iii), Section 9.D.(iii) and Section 9.G.(iii) of the Original Agreement is hereby amended by inserting “and Restricted Stock Units” after “Performance RSUs” where such term appears therein.

12.                 Termination by Executive for Good Reason or by QVC Without Cause.

(a)         Subclause (a) of Section 9.C.(i) of the Original Agreement is hereby amended and restated to read as follows:

“(a) the Base Compensation Continuing Payments; provided, however, that such payments will cease once the Company has paid in accordance with QVC’s customary payroll practices Executive’s then current Base Compensation that would have been paid to Executive from the date of termination through the remainder of the Term, rather than for a period of one year after such payments commence;”

(b)          The following is hereby inserted before the period at the end of subclause (iv) of Section 9.C of the Original Agreement:

“; provided, however, that Executive will vest as of the Committee Certification Date in all of such Qualifying Performance RSUs that were granted in respect of the 2021 calendar year. Upon a Protected Termination during the 2021 calendar year of the Term, Executive will vest in full in the Restricted Stock Units that are issued and outstanding but unvested as of the date of termination.”

13.                Termination At or Following Expiration of the Term. The second sentence of Section 9.E.(i) of the Original Agreement is hereby amended and restated to read as follows:

“For the avoidance of doubt, except in the case of termination by QVC for Cause, if Executive’s employment ends on the last day of the Term (December 31, 2021), Executive will remain eligible to receive the calendar year 2021 Bonus, determined as described in Section 3.B. in the sole discretion of the decision maker.”

14.                 General Release. Section 9.H of the Original Agreement is hereby amended by inserting “and the Chief Legal Officer of QRI” after “in a form that is reasonably satisfactory to QVC” where it appears in the first sentence therein.

15.                 Notices. Section 11 of the Original Agreement is hereby amended by inserting “and the Chief Legal Officer of QRI” after “Chief Financial Officer at QVC’s principal office” where it appears therein.

16.                Compliance with 409A. Section 20 of the Original Agreement is hereby amended by inserting the following at the end of the second sentence thereof: “and, for the avoidance of doubt, each payment in a series of payments shall be considered a separate payment for purposes of Section 409A.”

17.                 Award Agreements. For the avoidance of doubt, and notwithstanding anything to the contrary in such award agreements, Executive’s Multiyear Options and the Performance RSUs for calendar year 2020 will remain outstanding in accordance with their terms and the Original Agreement without giving effect to this Amendment.

18.                 Limited Effect. Except as amended by the preceding provisions of this Amendment, the Original Agreement shall remain in full force and effect according to its terms.

19.                 Applicable Law. This Amendment shall be interpreted and construed under the internal laws of the Commonwealth of Pennsylvania exclusive of choice of laws principles and Executive and QVC hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County and the United States Federal Courts for the Eastern District of Pennsylvania in all matters arising hereunder.

20.                 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of November 17, 2020.

QVC, INC.

By:	/s/ Lawrence R. Hayes
Name: Lawrence R. Hayes
Title: Executive Vice President & General Counsel

“EXECUTIVE”

/s/ Michael George
Michael George